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                                                                 Exhibit (a)(19)
                                                                 ---------------




  Not for release, publication or distribution in or into Canada, Australia or
                                     Japan

                      (Embargoed for release at 7.30 a.m.)



                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

   TELEWEST'S RECOMMENDED OFFER (THE "OFFER") FOR GENERAL CABLE PLC ("GENERAL
                                    CABLE")
                         MIX AND MATCH ELECTION CLOSES


Further to its announcements on Tuesday 1 September 1998, Telewest announces that the Mix and Match Election under the Offer has now closed. All holders of General Cable securities who accept the Offer after 11.59 p.m. (New York time) on Sunday 6 September 1998 will receive the basic terms of the Offer.

Telewest intends to announce the results of the Mix and Match Election on Friday 11 September 1998 shortly after completion of the Guaranteed Delivery Procedures in respect of the General Cable ADSs.

7 September 1998
__________________________________________________________________________

PRESS ENQUIRIES

TELEWEST                                      01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS") 0171 658 6000
James Steel



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer.